Exhibit 99.1

Diamond Foods Announces Audit Committee Investigation Findings

SAN FRANCISCO, CA, February 8, 2012 – Diamond Foods, Inc. (NASDAQ: DMND) today announced that the Audit Committee of its Board of Directors has substantially completed its investigation of the Company’s accounting for certain crop payments to walnut growers. The Audit Committee has concluded that the Company’s financial statements for the fiscal years 2010 and 2011 will need to be restated. Over the course of the last three months, the Audit Committee has carefully reviewed the accounting treatment of certain payments to walnut growers. The Audit Committee has concluded that a “continuity” payment made to growers in August 2010 of approximately $20 million and a “momentum” payment made to growers in September 2011 of approximately $60 million were not accounted for in the correct periods, and the Audit Committee identified material weaknesses in the Company’s internal control over financial reporting.

The Board of Directors is taking a number of corrective actions including the appointment of a new Chief Executive Officer and Chief Financial Officer. Effective immediately, the Board has appointed Director Rick Wolford to serve as Acting President and Chief Executive Officer and Michael Murphy, of Alix Partners, LLP, to serve as Acting Chief Financial Officer. The Company is commencing searches for permanent replacements for the CEO and CFO positions. The Board has also appointed Robert J. Zollars, who previously served as Lead Independent Director, to the position of Chairman of the Board. Michael J. Mendes and Steven M. Neil have been placed on administrative leave from the Company.

“After an extensive and thorough investigation, the Audit Committee concluded that the Company’s internal controls were inadequate and that certain grower payments for the 2011 and 2010 crops were not accounted for in the correct periods. As a result, the Company will restate its fiscal years 2010 and 2011 financial statements,” said Robert Zollars, Diamond Foods’ Chairman. “The Board takes the Company’s control and the integrity of its financial statements very seriously, and we are moving aggressively to implement corrective measures, including changes to the Company’s leadership.”

“I look forward to working with the management team and the terrific employees at Diamond and will be focused on moving the business forward, further driving Diamond’s strong brands and helping to find a permanent chief executive,” said Rick Wolford, Acting President and Chief Executive Officer.

Diamond is working diligently to complete financial restatements for the affected periods and will file all required reports with the U.S Securities and Exchange Commission as soon as possible. While the timing of the restatement is difficult to predict at this time, the Company will endeavor to provide updates on timing and other material developments.

Rick Wolford previously served as Chief Executive Officer, President and Chairman of Del Monte Foods. Mr. Wolford began his career in 1967 in the food industry at Dole Foods, where he held a variety of positions, including President of Dole Packaged Foods. He has served as a Director of Diamond Foods since April 2011.

Michael Murphy is currently a Managing Director at Alix Partners, a leading financial consulting firm. He has more than 20 years of broad and varied financial advisory services experience.

About Diamond

Diamond Foods is an innovative packaged food company focused on building, acquiring and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. The Company’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information visit our corporate web site: www.diamondfoods.com.

Note regarding forward-looking statements

Statements in this press release that relate to future results, events and expectations, including statements about the outcome of the Audit Committee investigation, the scope of the restatement of Diamond’s financial statements, Diamond’s intent to file required periodic reports with the Securities and Exchange Commission, the magnitude of grower payments subject to investigation, and changes in Diamond’s management, are forward-looking statements based on Diamond management’s current expectations. Actual results may differ materially from those described in these forward-looking statements because of many risks and uncertainties, including: uncertainty about the timing and scope of Diamond’s financial restatement; potential additional findings from the Audit Committee investigation; litigation and potential governmental investigations or proceedings arising out of or related to accounting and financial reporting matters; risks relating to Diamond’s existing credit facility, including compliance with existing debt covenants; the terms of the agreements between Diamond and The Procter & Gamble Company with respect to the Pringles acquisition, and the availability of financing after the expiration on March 1, 2012 of commitments under Diamond’s Credit Agreement dated October 5, 2011 that are required in connection with the Pringles acquisition; the integration of new executive leadership at Diamond; potential employee disruption; relations with growers; availability and cost of raw materials; competition in our industry; and general economic, business and industry conditions. Discussion of risk factors affecting Diamond’s business and prospects is described under “Part I – Item 1A. Risk Factors” in Diamond’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011, under “Risk Factors” in Diamond’s registration statement on Form S-4 filed with the SEC in conjunction with the proposed acquisition of the Pringles snack business from P&G, which registration statement has not yet become effective, and under “Additional Risk Factors” in Diamond’s Current Report on Form 8-K filed with the SEC on November 28, 2011. All forward-looking statements and reasons why results might differ included in this press release are made as of the date of this press release, based on information currently available to Diamond’s management, and Diamond assumes no obligation to update any forward-looking statement or reasons why results might differ.

Contacts

Investors:	Media:
Linda Segre	Sard Verbinnen & Co. for Diamond Foods
SVP, Corporate Strategy	Paul Kranhold
Diamond Foods	pkranhold@sardverb.com
415 -445 -7444	John Christiansen
lsegre@diamondfoods.com	jchristiansen@sardverb.com
Lucy Neugart
lneugart@sardverb.com
415-618-8750